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                                                                   EXHIBIT 10.12

                                 [AVECOR LETTERHEAD]

July 8, 1991



Mr. Bill Haworth
2656 1st Street
White Bear Lake, MN  55110

Dear Bill:

We are pleased to offer you the position of Director of Research and Development for Avecor Inc.

Following is the compensation package for the position:

Annual salary                                              $80,000

An auto allowance of $500 per month to cover all operating expenses of your vehicle for business purposes.

A stock option for 8,000 Avecor Inc. shares, exercisable at the rate of 2,000 shares per year, with the first exercise date being one year from the date you begin employment. The exercise price will be the per share price paid in the private offering to outside investors which the Company is currently undertaking. A separate stock option agreement further describing the complete terms of the option as governed by the Company's stock option plan will be prepared for you.

Avecor Inc. also will offer:

A contributory Medical and Dental Insurance Plan

Term life insurance equal to one year's salary - additional term insurance coverage will be made available at employee's expense.

Short and Long term disability insurance.

A 401(k) Plan (no Company matching contribution has been approved by the Board of Directors at this time).

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A vacation allowance in accordance with existing Avecor Inc. policy.

Also, as part of the package, the Company requires execution of an agreement covering confidentiality and non-competition issues, a copy of which is attached. In addition, please disclose to us any such similar agreements under which you are currently bound.

If the terms of this letter are agreeable to you, please acknowledge in the space provided.

Best regards,

/s/  ANTHONY BADOLATO

Anthony Badolato
President and Chief Executive Officer


Terms Accepted



/s/  W. S. HAWORTH                          /s/ AUGUST 19, 1991
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Bill Haworth                           Date


Encl:  Non-Competition Agreement